EXHIBIT 4.10

STOCK PURCHASE AGREEMENT

AND

LETTER OF INTENT

BETWEEN

PHARMASSET, LTD.

AND

SAMCHULLY PHARMACEUTICAL CO., LTD.

STOCK PURCHASE AGREEMENT

AND LETTER OF INTENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), effective as of December 11, 1999 (the “Effective Date”), is entered into by and between PHARMASSET, LTD., a company organized and existing under the laws of Barbados having its principal office at 1795 Peachtree Road N.E., Suite 350, Atlanta, Georgia 30309-2339, U.S.A. and laboratories located at 1860 Montreal Road, Tucker, Georgia 30084, U.S.A.(“Pharmasset”), and SAMCHULLY PHARMACEUTICAL CO., LTD., a company organized and existing under the laws of Korea having its principal office located at 947-7 Daechi-Dong, Kangnam-Ku, Seoul, 135-735, KOREA (“Samchully”).

BACKGROUND

Whereas, Pharmasset and Samchully recognize the business value and opportunity that can be created through a cooperative relationship; and

Whereas, Pharmasset and Samchully have agreed to explore the scope of a strategic alliance relationship as set forth in Exhibit A to this Agreement (the “Letter of Intent”);

Now, Therefore, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

PURCHASE OF SHARES

1.1 Purchase and Closing. Subject to the terms and conditions hereof, Pharmasset agrees to issue and sell to Samchully, and Samchully hereby agrees to pay Pharmasset a purchase price in the amount of One Million Five Hundred Thousand U.S. Dollars (US$1,500,000)(the “Proceeds”) for the equivalent of Four Hundred Fifty-four Thousand Five Hundred Forty-Five (454,545) whole shares of PHARMASSET Series A Preferred Stock (at US$3.30 per share). Payment for the Shares shall be made within twenty (20) business days following the Effective Date by wire transfer of immediately available funds to:

Barclays Bank PLC, Barbados Offshore Banking Center for the account of Pharmasset LTD, account number 23-104-1532. The SWIFT code or Routing Number is BARCBBBBOBU or CHIPS UID 240280. The full name and address of the bank are: Barclays Bank PLC, Barbados Offshore Banking Center, First Floor, Barclays House, P.O. Box 180, Rendezvous, Christ Church, Barbados; Telephone: 246-431-5294; Fax: 246-429-4785/228-8534. A contact person is Monica Odle (Mrs.), Manager, Offshore Corporate.

Upon receipt of the Proceeds, Pharmasset shall within thirty (30) business days issue and deliver to Samchully a certificate evidencing the Shares.

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ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1 Representations and Warranties of Pharmasset. Pharmasset hereby represents and warrants to Samchully as follows:

(a) Organization and Good Standing. Pharmasset is a corporation duly organized, validly existing and in good standing under the laws of Barbados and has all requisite corporate power and corporate authority to carry on its business as now conducted and as proposed to be conducted.

(b) Capitalization. The capital stock Pharmasset is authorized to issue and the number of outstanding shares are as set forth on Exhibit B attached hereto. Before giving effect to the shares of Series A Preferred Shares of Pharmasset being issued to Samchully hereunder, an aggregate of 3,105,000 shares of Series A Preferred Shares of Pharmasset are issued and outstanding.

(c) Articles of Incorporation and Bylaws. A true and complete copy of Pharmasset’s current Articles of Incorporation and Bylaws (collectively, “Charter Documents”) are attached hereto as Exhibit C.

(d) Valid Issuance of the Shares. The Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and, subject to the warranties and representations contained in Section 2.3, will be issued in compliance with all applicable U.S. and state securities laws.

(e) Litigation. There is no action, suit, proceeding or investigation pending or, to the best of Pharmasset’s knowledge, threatened against Pharmasset.

(f) No Conflict with Other Instruments. Except as set forth on Exhibit D, Pharmasset is not in violation or default of any provisions of Pharmasset’s Articles of Incorporation, Bylaws or other charter decree or contract to which Pharmasset is a party or by which Pharmasset is bound or of any provision of any statute, rule or regulation applicable to Pharmasset. The execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of the Charter Documents; (ii) any provision of any judgment, decree or order to which Pharmasset is a party or by which Pharmasset is bound; (iii) any contract, agreement, obligation or commitment to which Pharmasset is a party or by which Pharmasset is bound; or (iv) any statute, rule or regulation applicable to Pharmasset.

(g) Absence of Claims. There are no actions, suits, claims, investigations or legal or administrative proceedings pending or, to the best of Pharmasset’s knowledge and belief, threatened, against Pharmasset, and there are no judgments, decrees or orders of any court, or government department, commission or agency entered or existing against Pharmasset or any of its assets or properties.

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(h) No Broker. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of Pharmasset in connection with the offering or sale of the Shares or the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

(i) Disclosure. Attached hereto as Exhibit E is a copy of the unaudited balance sheet of Pharmasset dated the date set forth therein. Pharmasset has provided to Samchully all of the additional information that Samchully has requested for purposes of making an investment decision to acquire the Shares.

(j) Authorization. Within thirty (30) days after the Effective Date, all corporate action on the part of Pharmasset, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement will have been taken. Pharmasset has the requisite corporate power to enter into this Agreement and carry out and perform its obligations under the terms of this Agreement.

(k) Due Execution. This Agreement has been duly authorized, executed and delivered by Pharmasset and, upon due execution and delivery by Samchully, this Agreement will be a valid and binding agreement of Pharmasset, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

(l) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of Pharmasset is required in connection with the consummation of the transactions contemplated by this Agreement, except for notices required or permitted to be filed with certain state and U.S. federal securities commissions.

2.2 Covenants of Pharmasset: Rule 144 Compliance. Pharmasset covenants to Samchully as follows:

With a view to making available the benefits of certain rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) which may at any time permit the sale of the shares to the public without registration, at all times after ninety (90) days after any registration statement covering a public offering of securities of Pharmasset under the Securities Act of 1933, as amended (the “1933 Act”) shall have become effective (for which there can be no assurance), Pharmasset agrees to use commercially reasonable efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the 1933 Act (“Rule 144”); (ii) file with the Commission in a timely manner all reports and other documents required of Pharmasset under the 1933 Act and the Securities Exchange Act of 1934 (the “Exchange Act”); (iii) furnish to Samchully upon request a written statement by Pharmasset as to Pharmasset’s compliance with the reporting requirements of Rule 144 and the Exchange Act, a copy of the most recent annual or quarterly report of

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Pharmasset, and such other reports and documents so filed by Pharmasset as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any shares without registration; and (iv) satisfy the requirements of all such rules and regulations (including the requirements for current public information, registration under the Exchange Act and timely reporting to the Commission) at the earliest possible date after its first registered public offering.

2.3 Representations and Warranties of Samchully. Samchully hereby represents and warrants to Pharmasset as follows:

(a) Investment Intent. Samchully is purchasing the Shares for Samchully’s own account for investment and not with a view to, or for sale in connection with, any distribution of the Shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof in any transaction other than a transaction exempt from registration under the 1933 Act.

(b) Information Concerning the Company. Samchully has had an opportunity to discuss with officers and directors of Pharmasset the plans, operations and financial condition of Pharmasset and has received all such information as Samchully has deemed necessary and appropriate to enable Samchully to evaluate the financial risk inherent in making an investment in the Shares.

(c) No Broker. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of Samchully in connection with the offering of the Shares or the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

(d) Economic Risk. Samchully is able, without impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of Samchully’s investment.

2.4 Acknowledgment of Samchully. Samchully hereby acknowledges to Pharmasset that the Shares have not been registered under the 1933 Act and are characterized as “restricted securities” under the 1933 Act and applicable regulations. Samchully further acknowledges that the Shares have not been registered under the Georgia Securities Act of 1973, as amended, and are being offered and will be issued and sold in reliance upon an exemption afforded thereby.

ARTICLE III

TRANSFERS

3.1 Restrictions on Transfer.

(a) Samchully shall not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any of the Shares unless and until the Shares are disposed of pursuant to and in conformity with an effective registration statement filed with the Commission pursuant to the 1933 Act or a valid exemption therefrom or pursuant to Rule 144.

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(b) Notwithstanding anything to the contrary in this Agreement, Samchully may transfer the Shares to an affiliate of Samchully and such transferee shall be deemed an assignee of Samchully under this Agreement; provided that such affiliate has delivered to Pharmasset a written agreement making the representations and acknowledgments set forth in Section 2.3 hereof and agreeing to be bound by the covenants set forth in this Agreement.

3.2 Legend. The certificates representing the Shares may bear the following or similar restrictive legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, NOR WILL AN ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER OF THE SHARES BY THE ISSUER UNLESS (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO THE SHARES AND THE TRANSFER SHALL THEN BE IN EFFECT, OR (II) IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, THE SHARES ARE TRANSFERRED IN A TRANSACTION WHICH IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS.

ARTICLE IV

REGISTRATION RIGHTS

4.1 Certain Definitions. When used in this Article IV of this Agreement, the following terms shall have the following respective meanings:

“Commission” shall mean the U.S. Securities and Exchange Commission or any other federal agency at the time administering the 1933 Act and the Exchange Act.

“Form S-4” and “Form S-8” shall mean Form S-4 and Form S-8, respectively, under the 1933 Act as in effect on the Effective Date, or any substantially similar, equivalent or successor form under the 1933 Act.

“Holder” shall mean Samchully or any transferee of registration rights under Section 4.8 hereof who then holds any outstanding Registrable Securities.

The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the 1933 Act, and the declaration or ordering of the effectiveness of such registration statement.

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“Registrable Securities” means Shares of Pharmasset Series A Preferred Shares issued to Samchully in accordance herewith and any such shares issued to Samchully by reason of any stock split, stock dividend, recapitalization or similar event which have not been sold to the public.

“Registration Expenses” shall mean all expenses incurred by Pharmasset in complying with Section 4.2 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel to Pharmasset, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of Pharmasset which shall be paid in any event by Pharmasset).

“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the applicable sale.

4.2 Company Registration.

(a) If, at any time or from time to time, Pharmasset shall determine to register any of its securities, either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans on Form S-8 or similar forms which may be promulgated in the future or a registration on Form S-4 or similar forms which may be promulgated in the future relating solely to a Commission Rule 145 or similar transaction, Pharmasset will (i) promptly give to each Holder written notice thereof and (ii) include in such registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all Registrable Securities of such Holders as specified in a written request or requests made within fifteen (15) days after receipt of such written notice from Pharmasset.

(b) If the registration of which Pharmasset gives notice is for a registered public offering involving an underwriting, Pharmasset shall so indicate in the notice given pursuant to Section 4.2(a). In such event the right of any Holder to registration pursuant to this Section 4.2 shall be conditioned upon such Holder’s agreeing to participate in such underwriting and in the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with Pharmasset and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Pharmasset or by other holders exercising any demand registration rights. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to Pharmasset and the underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. Notwithstanding any other provision of this Section 4.2, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may exclude some or all of the shares of Registrable Securities from such registration and underwriting; provided, however that there shall first be excluded shares proposed to be included by holders not possessing legal rights to include the same pursuant to this Section 4.2 or any similar provision and further provided the rights granted under this Section 4.2 shall be subject to any superior registration rights granted to third parties.

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4.3 (Intentionally left blank)

4.4 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 4.2 (exclusive of Selling Expenses and the fees and expenses of any special counsel to the selling Holders) shall be borne by Pharmasset. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities registered pro rata on the basis of the number of shares registered.

4.5 Registration Procedures. In the case of each registration, qualification or compliance effected by Pharmasset pursuant to this Article IV, Pharmasset will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense Pharmasset will:

(a) Keep such registration, qualification or compliance effective for a period of one hundred twenty (120) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs;

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement;

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that Pharmasset shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) In the event of any underwritten public offering, enter into and performs its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and performs its obligations under such an agreement; and

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

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4.6 Indemnification. In the event any Registrable Securities are included in a registration statement under Section 4.2:

(a) To the extent permitted by law, Pharmasset will indemnify each Holder, each of its officers, directors and partners, and each person controlling such Holder within the meaning of Section 15 of the 1933 Act, with respect to which registration, qualification or compliance has been effected pursuant to this Article IV, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the 1933 Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by Pharmasset of any rule or regulation promulgated under the 1933 Act applicable to Pharmasset and relating to action or inaction required of Pharmasset in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers and directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, however, that the indemnity agreement set forth in this Section 4.6(a) shall not apply to amounts paid in settlement of any such claim, loss damage, liability or action if such settlement is effected without the consent of Pharmasset, which consent shall not be unreasonably withheld; provided further that Pharmasset will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Pharmasset by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify Pharmasset, each of its directors and officers, each underwriter, if any, of Pharmasset’s securities covered by such a registration statement, each person who controls Pharmasset or such underwriter within the meaning of Section 15 of the 1933 Act, and each other such Holder, each of its officers and directors and partners and each person controlling such Holder within the meaning of Section 15 of the 1933 Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) including any of the foregoing incurred in settlement of any litigation commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or any violation by Pharmasset of any rule or regulation promulgated under the 1933 Act applicable to Pharmasset in connection with any such registration, qualification, or

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compliance, and will reimburse Pharmasset, such Holders, such directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigation, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to Pharmasset by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the indemnity agreement set forth in this Section 4.6(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonable withheld; provided further, that the obligations of such Holders hereunder shall be limited to an amount equal to the proceeds to each such Holder of Registrable Securities sold as contemplated herein.

(c) Each party entitled to indemnification under this Section 4.6 (the “Indemnified Party” shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnify may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at its own expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.6 unless such failure resulted in actual detriment to the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party a release from all liability in respect of such claim or litigation.

(d) If the indemnification provided for in this Section 4.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

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(e) The obligations of Pharmasset and Holders under this Section 4.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article IV.

4.7 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to Pharmasset such information as Pharmasset may request in writing regarding such Holder or Holders and the distribution proposed by such Holder or Holders and as shall be required in connection with any registration, qualification or compliance referred to in this Article IV.

4.8 Transfer of Registration Rights. The rights to cause Pharmasset to register securities granted under Section 4.2 may be assigned or otherwise conveyed to a transferee or assignee of Registrable Securities permitted in accordance with Section 3.1, who shall be considered a “Holder” for purposes of this Article IV, provided that (a) Pharmasset is given written notice by such Holder at the time of or within a reasonable time (but not more than thirty (30) days) after said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned and (b) the transferee acquires at least 50,000 Shares in a private transaction.

4.9 Termination of Registration Rights. The registration rights granted pursuant to this Article IV shall terminate upon the earlier of (i) the third anniversary of the effective date of Pharmasset’s Initial Public Offering (ii) as to any particular Holder, at such time after Pharmasset’s Initial Public Offering as all Registrable Securities held by such Holder can be sold without compliance with the registration requirements of the 1933 Act pursuant to Rule 144 (including Rule 144(k)) promulgated thereunder.

4.10 Suspension of Sales.

(a) If any Registrable Securities are included in a registration statement pursuant to the terms of this Agreement, Holder will not (until further notice) effect sales thereof after receipt of written notice from Pharmasset pursuant to Section 4.10(b) of the occurrence of an event specified therein in order to permit Pharmasset to correct or update the registration statement or prospectus, provided that the obligations of Pharmasset with respect to maintaining any registration statement current and effective shall be extended by a period of days equal to the period said suspension is in effect.

(b) Pharmasset shall notify Holder promptly at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and prepare and file promptly with the Commission (but in no event later than five (5) business days following notice of the occurrence of such event to each seller of Registrable Securities) and promptly notify Holders of the filing of, a supplement to such prospectus or an amendment to the registration statement so that, as thereafter

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delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made and in the case of an amendment to the registration statement, use reasonable best efforts to cause it to become effective as soon as possible.

ARTICLE V

ADDITIONAL PROVISIONS

5.1 Survival. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement, the sale and purchase of the Shares, and any disposition of the Shares. All statements contained in a certificate or other instrument executed and delivered by Pharmasset or Pharmasset’s duly authorized officers pursuant to this Agreement or in connection with the transactions contemplated hereby shall constitute additional representations and warranties by Pharmasset hereunder.

5.2 Notices. All notices and other communications shall be hand delivered, sent by overnight mail service, or sent by registered or certified mail, postage prepaid, return receipt requested, and addressed to the party at the address given below, or such other address as may hereafter be designated by notice in writing:

If to SAMCHULLY, to:

Samchully Pharmaceutical Co., Ltd.

Attention: Hee Moon Park, Ph.D.

8F Samtan Building

947-7 Daechi-dong

Kangnam-ku

Seoul 135-735, Korea

Facsimile: +82 (2) 561-6006

If to Pharmasset, to:

Executive Director

Pharmasset, Ltd.

1795 Peachtree Road N.E., Suite 350

Atlanta, GA 30309-2339, U.S.A.

Fax: 404-728-7726

with a copy to:

Director, Legal and Financial Affairs

Pharmasset, Inc.

1860 Montreal Road

Tucker, GA 30084, U.S.A.

Fax: 678-395-0030

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or to such other names or addresses as Pharmasset or Samchully, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 5.2. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, seven business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, three business days after it is sent via a reputable courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a business day; otherwise, on the next business day following such transmission).

5.3 No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

5.4 Binding Nature of Agreement; Amendments. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. This Agreement may not be changed, modified, extended or terminated except by a written amendment executed by an authorized representative of each party.

5.5 Counterparts, Headings and Exhibits. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement. All Exhibits hereto are hereby incorporated in this Agreement and made a part hereof.

5.6 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

5.7 Governing Law. This Agreement shall be governed by the laws of the State of Georgia, U.S.A., as such laws are applied to contracts entered into and to be performed within such state and country.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

Pharmasset:		Samchully:
PHARMASSET, LTD.		SAMCHULLY PHARMACEUTICAL CO., LTD.

By:	/s/ Raymond F. Schinazi, Ph.D.	By:	/s/ Tae Sung Kim
Name:	Raymond F. Schinazi, Ph.D.	Name:	Tae Sung Kim
Title:	Director	Title:	President

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By:	/s/ Bruno Lucidi
Name:	Bruno Lucidi
Title:	Director

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EXHIBIT A

LETTER OF INTENT

Subject to the execution of the Stock Purchase Agreement with Pharmasset, Ltd., Pharmasset, Ltd. (“Pharmasset”) and Samchully Pharmaceutical Co., Ltd. (“Samchully”) may, upon mutual consent, explore the scope of a strategic alliance relationship. Pharmasset will provide Samchully with information on research items and Samchully will develop the production technology of the corresponding items. Details of this relationship shall be set forth in a separate agreement.

In connection with Pharmasset’s other strategic partners, including Microbiológica Quimica e Farmacéutica Ltda of Brazil, Samchully is well aware of Pharmasset’s third party relationships with its strategic partners, and Samchully is willing to collaborate with Pharmasset’s strategic partners in sales and manufacturing activities.

As consideration for the new business opportunities generated for Samchully by Pharmasset, the parties will determine an appropriate sales commission rate on a case-by-case basis.

ACKNOWLEDGED AND AGREED

SAMCHULLY PHARM. CO., LTD.		PHARMASSET, LTD.

By:	/s/ Tae Sung Kim	By:	/s/ Raymond F. Schinazi
Name:	Tae Sung Kim	Name:	Raymond F. Schinazi, Ph.D.
Title:	President	Title:	Director

By:	/s/ Bruno Lucidi
Name:	Bruno Lucidi
Title:	Director

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EXHIBIT B

Capitalization

	# of Shares Authorized	# of Shares Issued and Outstanding	# of Fully Diluted Shares Outstanding*	Maximum Stock Plan Grants**
Common Shares	Unlimited	5,842,500(53.2%)	5,842,500(50.4%)	5,842,500(46.8%)
Series A Preferred	Unlimited	2,830,000(25.8%)	2,830,000(24.4%)	2,830,000(22.7%)
Series B Preferred	2,300,000	2,300,000(21.0%)	2,300,000(19.8%)	2,300,000(18.4%)
1998 Stock Plan	1,500,000		626,000(5.4%)	1,500,000(12.1%)

		10,972,500(100%)	11,589,500(100%)	12,472,500(100%)

*	This column sets forth the number of shares that will be issued and outstanding upon exercise of the stock options that have been granted.

**	This column sets forth the number of shares that will be issued and outstanding upon exercise of the maximum number of stock options that currently could be granted under the 1998 Stock Plan (1,500,000 shares).

16

EXHIBIT C

Articles of Incorporation and Bylaws

[LOGO]

FORM 14

COMPANY NO. 15461

COMPANIES ACT OF BARBADOS

CERTIFICATE OF INCORPORATION WITH

RESTATED ARTICLES

PHARMASSET, LTD.

Name of Company

I hereby certify that the Articles of Incorporation of the above-mentioned company were restated under section 205 of the Companies Act as set out in the attached Restated Articles of Incorporation.

/s/
Registrar of Companies

June 4th, 1999
Date of Restatement

COMPANIES ACT OF BARBADOS

(Section 205)

RESTATED ARTICLES OF INCORPORATION

1. Name of Company:	2. Company No
Pharmasset, Ltd.	15461

3.	The classes and any maximum number of shares that the company is authorized to issue.

The annexed Schedule 1 is incorporated in this form.

4.	Restrictions if any on share transfers.

There shall be no restrictions on the transfer of Shares

5.	Number (or minimum and maximum number) of directors.

There shall be a minimum of 3 and a maximum of 10 directors.

6.	Restrictions if any on business the company may carry on.

The company shall not engage in any business other than international business as defined in the international Business Companies Act, 1991-24.

7.	Other provisions if any.

The annexed Schedule 2 is incorporated in this form.

The foregoing restated articles of incorporation correctly set out, without substantive change the corresponding provisions of the articles of incorporation as amended and supersede the original articles of incorporation.

8. Date	Signature	Title

99-06-04	/s/ Sheridan A. Reece For Corporate Services Limited	Secretary

For Ministry use only

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1

2.	The classes and any maximum number of Shares that the company is authorized to issue.

The company is authorised to issue the following:

(i)	An unlimited number of Shares designated as Common Shares

(ii)	An unlimited number of Shares designated as Preferred Shares Series A

(iii)	2,300,000 Shares designated as Series B Preferred Shares.

The rights, privileges, restrictions and conditions of the Common Shares, Preferred Shares Series A and Series B Preferred Shares are set out in Parts 2, 3 and 4 of this schedule. The Interpretation section with respect to Parts 2, 3 and 4 is contained in Part l of this schedule.

Part 1

Interpretation Section

1.1	“Affiliate” or “Affiliates” mean, as applied to the Company or any other specified Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person) and shall also include (a) any Person who is a director or officer of the Company (or such other specified Person) or beneficial owner of at least 5% of any class of the then issued equity securities of the Company (or such other specified Person) and Family Members of any such Person, (b) any Person of which the Company (or such other specified Person) or an Affiliate (as defined in clause (a) above) of the Company (or such other specified Person) shall, directly or indirectly, either beneficially own at least 10% of any class of such Person’s then issued equity securities, and (c) in the case of a specified Person who is an individual, any Family Member of such Person.

1.2	“Articles of Incorporation” shall mean the Articles of Incorporation of the Company, as amended and/or restated from time to time.

1.3	“Board” shall mean the Board of Directors of the Company or any executive committee thereof to the extent such executive committee has the legal authority under Barbados law to act on behalf of the Board of Directors.

1.4	“Common Shares” shall mean the Company’s Common Stock.

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1 continued

1.5	“Common Shares Deemed Outstanding” shall mean, at any given time, the number of Common Shares actually then in issue at such time, plus the number of Common Shares issuable upon conversion of the Series B Preferred Shares, plus the number of Common Shares issuable upon the exercise in full of all Convertible Securities whether or not the Convertible Securities are convertible into Common Shares at such time.

1.6	“Conversion Date” shall have the meaning set forth in Paragraph 4.4(a)(ii) hereof.

1.7	“Conversion Price” shall have the meaning set forth in Paragraph 4.4(b) hereof.

1.8	“Convertible Securities” shall mean securities or obligations that are exercisable for, convertible into or exchangeable for Common Shares. The term includes options, warrants or other rights to subscribe for or purchase Common Shares or to subscribe for or purchase other securities that are convertible into or exchangeable for Common Shares.

1.9	“Equity Incentive Plan” means the 1998 Stock Plan, as adopted by the Board of Directors of the Company, pursuant to which 1,500,000 Common Shares are currently authorised to be issued to officers, directors, employees and consultants of the Company or a Subsidiary.

1.10	“Excluded Securities” shall mean (i) Common Shares offered to the public pursuant to a Qualified IPO; (ii) up to 1,500,000 Common Shares issuable to officers, directors, employees and consultants of the Company, pursuant to the exercise of options granted or Common Shares directly issued under the Equity Incentive Plan, subject to four (4) year vesting, and such options granted thereunder; (iii) Common Shares issued upon conversion of Preferred Shares; (iv) any Common Shares issued to Emory University pursuant to Section 1.3 of that certain Stock Purchase Agreement dated December 10, 1998 between Emory University and the Company; (v) Common Shares issued in a transaction contemplated by Paragraph 4.4(d) hereof; (vi) up to 1,000,000 Common Shares or Series A Preferred Shares issued in a transaction with a multi-national pharmaceutical company; or its affiliate pursuant to an agreement executed on or before December 31, 1999, provided that such issuance is approved in advance by the Board and the holders of Series B Preferred Shares have been provided sufficient input to ensure that such agreement and the securities to be issued thereunder contain terms and conditions reasonably acceptable to the holders of Series B Preferred Shares and (vii) 430,500 Preferred Shares Series A that have been issued but for which full payment will not be received until July 31, 1999.

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1 continued

1.11	“Family Member” shall mean, as applied to any individual, such individual’s spouse, child (including a stepchild or an adopted child), grandchild, parent, brother or sister thereof or any spouse of any of the foregoing, and each trust created for the exclusive benefit of one or more of them.

1.12	“Person” shall mean an individual, partnership, company, corporation, association, trust, joint venture, unincorporated organisation and any government, governmental department or agency or political subdivision thereof.

1.13	“Preferred Shares” shall mean the Series A Preferred Shares and the Series B Preferred Shares.

1.14	“Preferred Stock” shall mean the preferred share capital of the Company.

1.15	“Purchase Price” shall mean $1.70 per share.

1.16	“Purchase Agreement” shall mean that certain Stock Purchase Agreement dated as of June 4th, 1999 among the purchaser(s) named therein and the Company, as it may be amended from time to time.

1.17	“Qualified IPO” shall mean a fully underwritten, firm commitment public offering pursuant to an effective registration statement under the United States Securities Act covering the offer and sale by the Company of Common Shares that is consummated on or prior to June 1, 2004 in which the aggregate net proceeds to the Company (after deducting underwriters’ discounts and commissions) equals or exceeds US$20,000,000 and in which the price per Common Share offered to the public equals or exceeds US$8.50 (such price to be equitably adjusted in the event of any share dividend, share split, recapitalisation or other similar event) and the listing of such Common Shares on a nationally recognised U.S. exchange or the Nasdaq Stock Market.

1.18	“Restricted Action” shall have the meaning set forth in Paragraph 4.3(a).

1.19	“Requisite Percentage” shall mean in excess of 50%.

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1 continued

1.20	“Sale of the Company” shall mean a single transaction or a series of transactions pursuant to which a Person or Persons acquire (i) share capital of the Company possessing the voting power to elect a majority of the Company’s Board of directors (whether by merger, consolidation or sale or transfer of the Company’s share capital, provided, however, that a Qualified IPO that results in an acquisition of voting power shall not be a Sale of the Company); or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

1.21	“Series A Preferred Shares” shall mean the Company’s Series A Preferred Shares, as in effect on date hereof and shall have the same meaning as “Preferred Shares Series A”.

1.22	“Series B Preference Amount” of any Series B Preferred Share means an amount in cash equal to the Purchase Price plus all declared but unpaid dividends on such Series B Preferred Share.

1.23	“Series B Preferred Shares” shall mean the Company’s Series B Preferred Shares as in effect on the date hereof.

1.24	“Stockholders’ Agreement” shall mean the certain Stockholders’ Agreement dated as of June 4th, 1999 among certain of the Company’s stockholders and the Company, as it may be amended from time to time.

1.25	“Subsidiary” shall mean, with respect to any Person, any company, corporation, partnership, association or other business entity of which (i) if a company or corporation, a majority of the total voting power of Shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity.

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1 continued

1.26	“Triggering Event” shall mean any one or more of the following events:

(i)	the Company’s breach in any material respect of its obligations to the holders of the Series B Preferred Shares under the Articles of Incorporation; or

(ii)	any material breach by the Company of its obligations under the Purchase Agreement or under the Stockholders’ Agreement;

provided, that in either case the Company has failed to remedy the breach to the satisfaction of the holders of the Requisite Percentage of Series B Preferred Shares within thirty (30) days of its having received written notice of such breach.

Part 2

Common Shares

2.1	Dividends

(i)	Subject to the provisions of paragraph 4.1, the holders of the Common Shares shall in each financial year of the Company be entitled to receive if declared by the Board of Directors out of the monies or other property of the Company properly applicable to the payment of dividends non-cumulative dividends in an amount to be determined by and in the discretion of the Board of Directors of the Company. If in any year the Board of Directors of the Company in its discretion decides to declare a dividend the same amount of dividend must be declared on each outstanding Common Share without preference or distinction. If in any year the Board of Directors in its discretion does not declare any dividend then the rights of the holders of the Common Shares to any dividend for the year shall forever be extinguished.

(ii)	Subject to the provisions of paragraph 4.1, it shall be in the sole discretion of the Board of Directors of the Company whether in any financial year of the Company any dividend is declared on any class or classes of Shares of the Company and it shall be in the sole discretion of the Board of Directors on which class or classes of Shares if any dividend is declared in a particular financial year of the Company provided that there is compliance with the provisions of paragraph (i) of this Section. For purposes of greater certainty it is hereby stated that a dividend may be paid in money or property or by issuing fully paid Shares of the Company.

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1 continued

2.2	Voting

(i)	The holders of Common Shares shall be entitled to 1 vote for each Common Share held by them at all meetings of shareholders except such meetings at which pursuant to the Companies Act only holders of a specified class of Shares are entitled to vote.

(ii)	A holder of fractional Common Shares issued by the Company shall be entitled proportionately to all the rights and privileges attached to a whole Common Share including without limiting the generality of the foregoing the right to receive the appropriate portion of dividend, to receive the appropriate portion of the sum of the original issuance price per Common Share on liquidation or winding up of the Company, and the right to exercise voting rights in respect of the fractional share.

2.3	Liquidation

The rights of the holders of Common Shares in the event of a liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among shareholders for the purposes of winding-up its affairs, are as set fourth in paragraph 4.11.

Part 3

Preferred Shares Series A

3.1	Dividends

(i)	Subject to the provisions of paragraph 4.1, the holders of the Preferred Shares Series A shall in each financial year of the Company be entitled to receive, if declared by the Board of Directors of the Company on the Preferred Shares Series A out of the monies or other property of the Company properly applicable to the payment of dividends, non-cumulative dividends in an amount to be determined by and at the discretion of the Board of Directors of the Company. If in any year the Board of Directors in its discretion does not declare any dividends on the Preferred Shares Series A, then the rights of the holders of the Preferred Shares Series A to any dividend for the year shall forever be extinguished.

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1 continued

(ii)	Subject to the provisions of paragraph 4.1, it shall be in the sole discretion of the Board of Directors of the Company whether in any financial year of the Company any dividend is declared on any class or classes of Shares of the Company and it shall be in the sole discretion of the Board of Directors on which class or classes of Shares, if any, a dividend is declared in a particular financial year of the Company, provided that there is compliance with the provisions of paragraph (i) of this Section. For purposes of greater certainty it is hereby stated that a dividend may be paid in money or property or by issuing fully paid Shares of the Company.

3.2	Voting

(i)	The holders of Preferred Shares Series A shall be entitled to 1 vote for each Common Share into which the Preferred Share Series A held by them are convertible at all meetings of shareholders except such meetings at which pursuant to the Companies Act only holders of a specified class of Shares are entitled to vote.

(ii)	For the avoidance of doubt the holder of fractional Preferred Shares Series A issued by the Company shall be entitled proportionately to all the rights and privileges attached to a whole Preferred Share Series A including without limiting the generality of the foregoing the right to receive the appropriate portion of dividend, to receive the appropriate portion of the sum of the original issuance price per Preferred Share Series A on liquidation or winding up of the Company, and the right to exercise voting rights in respect of the fractional share.

3.3	Conversion

The holders of Preferred Shares Series A shall be entitled to convert these Shares at any time and at the election of the holder or holders thereof into Common Shares on a one for one basis (provided that the conversion rate shall be proportionately adjusted in the event of a share split, dividend or reverse share split of the Common Shares).

3.4	Liquidation

Subject to the provisions of paragraph 4.11, in the event of a liquidation, dissolution or winding up of the Company or other distribution of assets of the Company among shareholders for the purposes of winding- up its affairs, the holders of Preferred Shares

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1 continued

Series A shall be entitled to receive out of the assets and property of the Company before any amount is paid or any property or assets of the Company is distributed to holders of the Common Shares the sum of the original issuance price per Preferred Share Series A together with all dividends declared thereon and remaining unpaid.

Part 4

Series B Preferred Shares

4.1	Dividends

Except as otherwise provided herein or as required by law, holders of Series B Preferred Shares shall be entitled to receive dividends only when and as declared by the Company’s Board of Directors with respect to the Series B Preferred Shares, only out of funds that are legally available therefor and only in the event that the Company at the same time declares or pays any dividends upon the Common Shares (whether payable in cash, securities or other property). In the event that the Company declares or pays any dividends upon the Common Shares (whether payable in cash, securities, or other property), other than dividends payable solely in Common Shares, the Company shall also declare and pay to the holders of the Series B Preferred Shares, at the same time that it declares and pays such dividends to the holders of common Shares, the dividends which would have been declared and paid with respect to the Common Shares issuable upon conversion of the Series B Preferred Shares had all of the outstanding Series B Preferred Shares been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Shares entitled to such dividends are to be determined.

4.2	Voting

Each holder of Series B Preferred Shares shall be entitled to notice of, and attend and vote at, general meetings of the Company, and to act by written consent in the same manner as the holders of Common Shares. Each holder of Series B Preferred Shares shall be entitled to such number of votes for the Series B Preferred Shares held by such holder on the record date fixed for such meeting, or on the effective date of any written resolution, as shall be equal to the whole number of Common Shares into which such holder’s Series B Preferred Shares are convertible (in accordance with the terms of Paragraph 4.4 hereof), immediately after the close of business on the record date fixed for such meeting or the effective date of such written resolution. In addition, the holders

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1 continued

of Series B Preferred Shares shall be entitled to vote as a class on any amendment to the Articles of Incorporation or By-laws of the Company that would adversely affect the rights and preferences of the Series B Preferred Shares.

4.3	Special Approval Rights

(a)	Restricted Actions

So long as the holders of Series B Preferred Shares own, on a fully diluted basis, an aggregate percentage interest in the Company at least equal to fifty percent (50%) of their initial percentage ownership in the Company determined as of the closing date of the Purchase Agreement, the affirmative vote or written consent of the holders of the Requisite Percentage of Series B Preferred Shares shall be necessary to authorise the Company to take any of the following actions (herein, each a “Restricted Action”):

(i)	a merger or consolidation, or a sale or disposition of all or a substantial portion of the Company’s assets;

(ii)	acquisitions of the capital stock or of all or a substantial portion of the assets of any other Person or any investment involving another Person in an aggregate amount greater than $1,500,000;

(iii)	the declaration or payment of dividends or other distributions upon, or the redemption or repurchase of, any of the outstanding Common Shares, Preferred Shares or other capital stock of the Company, other than (A) repurchases from departing employees or consultants other than Restricted Stockholders (as defined in the Stockholders’ Agreement) pursuant to the terms of an agreement or plan or (B) redemptions from Emory University, in accordance with its Stock Purchase Agreements dated June 29, 1998, December 10, 1998 and December 30, 1998 and from the University of Georgia Research Foundation, Inc. in accordance with its Stock Purchase Agreement dated June 20, 1998, or (C) redemptions or repurchases under Section 5.2 of the Stockholders’ Agreement;

(iv)	the incurrence of indebtedness, including guaranties, letters of credit and capital leases by the Company to the extent the aggregate amount of indebtedness outstanding would exceed $1,000,000;

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1 continued

(v)	the issuance of any additional equity securities, other than Excluded Securities; or

(vi)	any voluntary dissolution or liquidation of the Company.

(b)	Approval

The approval rights of the holders of Series B Preferred Shares to authorise the Company to take any of the Restricted Actions as provided in this Paragraph 4.3 may be exercised by written consent of the holders of Series B Preferred Shares or at any general meeting of the Company, at a special meeting of the holders of Series B Preferred Shares held for such purpose or by written consent. At each meeting of shareholders at which the holders of Series B Preferred Shares shall have the right, voting separately as a single class, to authorise the Company to take any Restricted Action as provided in this Paragraph 4.3, the presence in person or by proxy of the holders of the Requisite Percentage of Series B Preferred Shares entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof, in the absence of a quorum of the holders of Series B Preferred Shares, a majority of the holders of such Shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of Series B Preferred Shares from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

4.4	Conversion Rights

(a)	Conversion

(i)	At any time and from time to time, any holder of Series B Preferred Shares shall have the right, at its option, to convert all or any portion of each Series B Preferred Share (including any fraction of a share) held by such holder into a number of fully paid Common Shares computed by dividing the Purchase Price by the Conversion Price in effect on the Conversion Date.

Notwithstanding any other provision hereof, if a conversion of Series B Preferred Shares is to be made in connection with a Qualified IPO or a Sale of the Company, such conversion may, at the election of any holder tendering Series B Preferred Shares for conversion, be conditioned upon

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1 continued

the consummation of the Qualified IPO or Sale of the Company, in which case such conversion shall not be deemed to be effective until the consummation of such Qualified IPO or Sales of the Company.

Each Series B Preferred Share shall automatically be converted into fully paid Common Shares of the Company immediately upon the consummation of a Qualified IPO. Holders of Series B Preferred Shares so converted may deliver to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the Shares so converted. As promptly as practicable thereafter, the Company shall issue and deliver to such holder a certificate or certificates for the number of whole Common Shares to which such holder is entitled, together with any cash dividends and payment in lieu of fractional interests to which such holder may be entitled pursuant to this Paragraph 4.4.

Until such time as a holder of Series B Preferred Shares shall surrender its certificate or certificates therefor as provided above, such certificates shall be deemed to represent the Common Shares to which such holder shall be entitled upon the surrender thereof.

(ii)	Subject to the provisions of Paragraph 4.4(a)(i), each conversion of Series B Preferred Shares shall be deemed to have been effected as of the close of business on the effective date of such conversion specified in a written notice (the “Conversion Date”); provided, however, that the Conversion Date shall not be a date earlier than the date such notice is so given, and if such notice does not specify a conversion date, the Conversion Date shall be deemed to be the date such notice is given to the Company. On the Conversion Date, the rights of the holder of such Series B Preferred Shares as such holder (including the right to receive dividends) shall cease and the Person or Persons in whose name or names any certificate or certificates for Common Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby.

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1 continued

(iii)	As soon as practicable after the Conversion Date (but in any event within ten (10) business days after the holder has delivered the certificates or affidavits of lost certificate evidencing the Series B Preferred Shares converted into Common Shares in accordance herewith), the Company shall deliver to the converting holder:

(a)	a certificate or certificates representing, in the aggregate, the number of Common Shares issued upon such conversion, in the same name or names as the certificates representing the converted Shares and in such denomination or denominations as the converting holder shall specify and a cheque for cash with respect to any fractional interest in Common Shares as provided in Paragraph 4.4(a)(vii); and

(b)	a certificate representing any Shares that were represented by the certificate or certificates delivered to the Company in connection with such conversion but that were not converted.

(iv)	The issuance of certificates for Common Shares upon conversion of Series B Preferred Shares shall be made without charge to the holders of such Series B Preferred Shares for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of Common Shares. Upon conversion of any Series B Preferred Shares, the Company shall take all such actions as are necessary in order to ensure that the Common Shares so issued upon such conversion shall be validly issued and fully paid.

(v)	The Company shall not close its books against the transfer of Series B Preferred Shares or of Common Shares issued or issuable upon conversion of Series B Preferred Shares in any manner that interferes with the timely conversion of Series B Preferred Shares. The Company shall assist and co operate with any holder of Series B Preferred Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series B Preferred Shares hereunder (including, without limitation, making any filings required to be made by the Company).

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1 continued

(vi)	The Company shall at all times reserve and keep available out of its authorised but unissued Common Shares, solely for the purpose of issuance upon the conversion of the Series B Preferred Shares, such number of Common Shares as are issuable upon the conversion of all Series B Preferred Shares then in issue. All Common Shares that are so issuable shall, when issued in accordance with the terms hereof, be duly and validly issued and fully paid and free from all taxes, liens and charges (other than those taxes, liens and charges caused by such holder of Series B Preferred Shares). The Company shall take all such actions as may be necessary to assure that all such Common Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Common Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

(vii)	No fractional interest in Common Shares or script shall be issued upon conversion of the Series B Preferred Shares. If more than one Series B Preferred Share shall be surrendered for conversion at any one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series B Preferred Shares so surrendered. Instead of any fractional interests in Common Shares which would otherwise be issuable upon conversion of any Series B Preferred Shares, the Company shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Company’s Board of Directors.

(b)	Conversion Price; Antidilution Provisions.

The initial conversion price shall be the Purchase Price, which may be adjusted from time to time hereafter (as so adjusted, the “Conversion Price”). If and whenever on or after the original date of issuance of the Series B Preferred Shares the Company issues or sells, or in accordance with Paragraph 4.4(c) is deemed to have issued or sold, any of its Common Shares or Convertible Securities, other than Excluded Securities, for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then upon such issue or sale, the Conversion Price shall be reduced to an amount determined by

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1 continued

dividing (a) the sum of (1) the product derived by multiplying (i) the Conversion Price in effect immediately prior to such issue or sale times (ii) the number of Common Shares Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received (or deemed received pursuant to Paragraph 4.4(c)(ii)) by the Company upon such issue or sale, by (b) the number of Common Shares Deemed Outstanding immediately after such issue or sale.

(c)	Effect on Conversion Price or Certain Events

For purposes of determining the adjusted Conversion Price under Paragraph 4.4, the following shall be applicable:

(i)	Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Shares are issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of Common Shares issuable upon conversion or exchange of such Convertible Securities shall be deemed to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “price per share for which Common Shares are issuable” shall be determined by dividing (a) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the cumulative minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange thereof and, if applicable, the exercise, conversion and exchange of any other Convertible Securities that such Convertible Securities may be converted into or exchanged for, by (b) the total maximum number of Common Shares issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Shares and, if applicable, any other Convertible Securities, are actually issued upon the exercise, conversion or exchange of such Convertible Securities.

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1 continued

(ii)	Change in Exercise Price or Conversion Rate. If the additional consideration payable to the Company upon the exercise, conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Shares change at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price that would have been in effect at such time had such Convertible Securities that are still in issue provided for such changed additional consideration or changed conversion rate, as the case may be, at the time such Convertible Securities were initially granted, issued or sold; but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the termination date of any right to exercise, convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall be increased to the Conversion Price that would have been in effect at the time of such termination had such Convertible Securities, to the extent issued immediately prior to such termination, never been issued.

(iii)	Exceptions for Excluded Securities. Notwithstanding the foregoing, no adjustments shall be made under this Paragraph 4.4(c) with respect to the issuance of any Excluded Securities.

(d)	Subdivision or Combination of Common Shares

If the Company at any time subdivides (by any share split, share dividend, recapitalisation, or other distribution of Common Shares) its Common Shares then in issue into a greater number of Shares, the Conversion Price in effect immediately prior to such combination shall be proportionately reduced, and conversely, in the event the Common Shares then in issue shall be combined (by reverse share split or otherwise) into a smaller number of Shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(e)	Certain Events

If an event not specified in this Paragraph 4.4 occurs that has substantially the same economic effect on the Series B Preferred Shares as those specifically

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1 continued

enumerated, then this Paragraph 4.4 shall be construed liberally, mutatis mutandis, in order to give the Series B Preferred Shares the intended benefit of the protections provided under this Paragraph 4.4. In such event the Company’s Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series B Preferred Shares; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Paragraph 4.4 or decrease the number of Common Shares issuable upon conversion of each Series B Preferred Share.

(f)	Notices

(i)	Promptly after any adjustment of the Conversion Price, the Company shall give written notice thereof to all holders of Series B Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii)	The Company shall give written notice to all holders of Series B Preferred Shares at least twenty (20) days period to the date on which the Company closes its books or takes a record (a) with respect to any dividend or distribution upon Common Shares, (b) with respect to any pro rata subscription offer to holders of Common Shares or (c) for determining rights to vote with respect to any dissolution or liquidation.

(g)	Unpaid Dividends

Upon conversion, if any, of the Series B Preferred Shares into Common Shares, all declared and unpaid dividends, if any, on the Series B Preferred Shares being converted shall be paid either in cash or Common Shares, at the election of the Board of Directors of the Company.

4.5	Redemption

(a)

The Series B Preferred Shares may be redeemed (in whole or in part) at the option of the holders of the Requisite Percentage of Series B Preferred Shares (the “Participating Holders”) on or after the earlier to occur of (A) June 1, 2004, or (B) a Triggering Event (each an “Optional Redemption”). In any such case, the Participating Holders shall notify the Company in writing of its or their intent to exercise the rights afforded by this Paragraph 4.5(a) (the “Redemption Notice”)

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1 continued

and specify a date not less than ten (10) nor more than sixty (60) days from the date of such notice on which the Series B Preferred Shares shall be redeemed, which date may be extended by agreement of the Company and Participating Holders to the extent an appraisal pursuant to Paragraph 4.5(e) is being conducted (the “Optional Redemption Date”). Upon receipt of such notice, the Company shall promptly notify the remaining holders of the Series B Preferred Shares of the Optional Redemption Date. The remaining holders have the right to become Participating Holders if they so elect by giving the Company written notice to such effect within ten (10) days of having received such notice. The Company shall redeem on the Optional Redemption Date all Series B Preferred Shares being redeemed in cash by wire transfer of immediately available funds. Notwithstanding any other provision herein, the right of the holders of Series B Preferred Shares to request an Optional Redemption shall terminate upon a Qualified IPO.

The price to be paid for each Series B Preferred Share being redeemed shall equal the sum of (i) the Series B Preference Amount and (ii) the Fair Market Value per share, as determined by the appraisal procedure set forth in Paragraph 4.5(e) below, of the Common Shares (including fraction of a share) into which such Series B Preferred Share is convertible in accordance with the terms of Paragraph 4.4 hereof as of the date of the Redemption Notice.

(b)	If the funds of the Company legally available for redemption of Series B Preferred Shares on an Optional Redemption Date are insufficient to redeem the total number of Series B Preferred Shares then in issue entitled to redemption, the holders of Series B Preferred Shares entitled to redemption shall share ratably in any funds legally available for redemption of such Shares according to the respective amounts that would be payable with respect to the full number of Shares owned by them if all such issued Shares were redeemed in full. At any time thereafter when additional funds of the Company are legally available for the redemption of such Series B Preferred Shares, such funds will be used at the earliest permissible time to redeem the balance of such Shares or such portion thereof for which funds are then legally available. The Company shall be obligated, to the extent consistent with Barbados law and United States’ generally accepted accounting principles, to make available sufficient earned surplus or capital surplus in order to permit the full and timely redemption of Series B Preferred Shares entitled to redemption.

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1 continued

(c)	If, for any reason, the Company fails to redeem all Series B Preferred Shares entitled to redemption on an Optional Redemption Date, (i) the unredeemed Shares shall remain in issue and shall continue to have all the rights and preferences (including, without limitation, voting rights) provided for herein, and (ii) the holders of such unredeemed Shares shall have the ongoing right to be redeemed together with such rights and remedies as may be available under applicable law.

(d)	The notices provided for in this paragraph 4.5 shall be sent, if by or on behalf of the Company, to the holders of the Series B Preferred Shares at their respective addresses as shall then appear on the records of the Company, or if by any holder of Series B Preferred Shares to the Company at its principal executive office as set forth in the Purchase Agreement, by first class mail, postage prepaid, (i) notifying such recipient of the redemption, the date of such redemption, the number of Series B Preferred Shares to be redeemed, and the redemption price therefor and (ii) in the case of any notice by or on behalf of the Company, stating the place or places at which the Shares called for redemption shall, upon presentation and surrender of such certificates representing such Shares, be redeemed.

(e)

The Fair Market Value of the Common Shares as of the date of the Redemption Notice for purposes of the redemption pursuant to paragraph 4.5(a) shall be initially negotiated by the Company on the one hand and by the Participating Holders on the other. If the Company and the Participating Holders fail to agree on a determination of Fair Market Value within twenty (20) days after the Company’s receipt of the Redemption Notice, then the Company and the Participating Holders shall endeavour to select a nationally recognized investment banking or accounting firm, that has experience valuing pharmaceutical companies (the “Appraiser”) to conduct an appraisal of the Common Shares, such appraisal to be conducted within sixty (60) days after such Person has been notified of its selection as the Appraiser. If the Participating Holders and the Company cannot agree on a Person to be the Appraiser within forty-five (45) days after such 20 day period, the Participating Holders, on the one hand, and the Company on the other, shall then have ten (10) days to each select a Person satisfying the requirements of an Appraiser. If either party fails to select such a Person within the ten (10) day period, the Person who is selected by a party within the ten (10) day period shall be the Appraiser and shall conduct an

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1 continued

appraisal of the relevant Common Shares within sixty (60) days of the expiration of such ten (10) day period. If the Company and the Participating Holders each selected a Person within such ten (10) day period, then the two selected Persons shall, within ten (10) days from the expiration of such ten (10) day period, select another Person satisfying the requirements of an Appraiser who shall then be the Appraiser and who shall then conduct an appraisal of the Common Shares within sixty (60) days of being selected. In the event the two selected Persons shall fail to select a third Person satisfying the requirements of an Appraiser within such ten (10) day period, then each of the two selected Persons shall then act as an Appraiser, and shall make an appraisal within sixty (60) days of the expiration of such ten (10) day period. In such event, the Fair Market Value of such Common Shares shall be the average of the two appraisals. The appraisal (or appraisals) conducted pursuant to this Paragraph 4.5(e) shall determine the Fair Market Value of such Common Shares as of the date of the Redemption Notice, which determination shall be final and binding on the parties. The reasonable cost of the appraisal shall be borne 50% by the Company and 50% by the Participating Holders, except that in the event two appraisals are performed pursuant to this Paragraph 4.5(c), then each party shall bear the actual cost of the appraisal performed by its designee.

4.6	Status of Reacquired Shares

Any Series B Preferred Shares redeemed pursuant to Paragraph 4.5 hereof or otherwise acquired by the Company in any manner whatsoever shall be cancelled and shall not under any circumstances be reissued; and the Company may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized Series B Preferred Shares.

4.7	Exclusion of Other Rights

Except as may otherwise be required by law, the Series B Preferred Shares shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set out herein.

4.8	Identical Rights

Each Series B Preferred Share shall have the same relative rights and preferences as, and shall be identical in all respects with, all other Series B Preferred Shares.

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 1 continued

4.9	Certificates

So long as any Series B Preferred Shares are issued, there shall be set forth on the face or back of each share certificate issued by the Company a statement that the Company shall furnish without charge to each member who so requests a full statement of the designation and relative rights, preferences and limitations of each class of share capital or series thereof that the Company is authorized to issue and of the authority of the Board of Directors to designate and fix the relative rights, preferences and limitations of each series.

4.10	Severability

If any right, preference or limitation of Series B Preferred Shares set out herein (as may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set out herein (as so amended) which can be given effect without implicating the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other right, preference or limitation unless so expressed herein.

4.11	Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (which shall be deemed to include, at the option of the holders of the Requisite Percentage of Series B Preferred Shares, a Sale of the Company), (A) the holders of Series B Preferred Shares shall be entitled to receive, prior to and in preference to the holders of Series A Preferred Shares, the Common Shares and any other capital stock of the Company, an amount in cash equal to the Series B Preference Amount, (B) the holders of any other series of Preferred Stock shall next be entitled to receive amounts pursuant to their rights on liquidation, (C) the holders of Common Shares will next be entitled to receive the dollar amount of their investment in such Common Shares, and (D) the remainder, if any, will be distributed to holders of Common Shares and Preferred Shares on the same basis as if the Preferred Shares had been converted to Common Shares in accordance with paragraph 4.4.

Companies Act of Barbados

(Section 205)

RESTATED ARTICLES OF INCORPORATION

Name of Company	Company No.

Pharmasset, Ltd.	15461

Schedule 2

7.	Other provisions if any

(a)	Any invitation to the public to subscribe for Shares or debentures of the company is permitted.

(b)	In the case of an equality of votes on any question submitted to any meeting of the shareholders of the Company, the Chairman of the meeting shall on a ballot have a casting vote in addition to any votes to which he may otherwise be entitled.

BARBADOS

THE COMPANIES ACT 1982

A COMPANY WITH SHARE CAPITAL

THE GENERAL BY-LAW

OF

PHARMASSET, LTD.

THE COMPANIES ACT

CAP 308 OF THE LAWS OF BARBADOS

GENERAL BY-LAW

TABLE OF CONTENTS

Chapter
INTERPRETATION	1

REGISTERED OFFICE	1

SEAL	2

DIRECTORS	2

BORROWING POWERS OF DIRECTORS	2

MEETINGS OF DIRECTORS	3

REMUNERATION OF DIRECTORS	4

SUBMISSION OF CONTRACTS OR TRANSACTIONS TO SHAREHOLDERS FOR APPROVAL	4

PROTECTION OF DIRECTORS AND OFFICERS	4

INDEMNITIES TO DIRECTORS AND OFFICERS	5

OFFICERS	6

SHAREHOLDERS’ MEETINGS	8

SHARES	12

TRANSFER OF SHARES AND DEBENTURES	12

DIVIDENDS	13

VOTING IN OTHER COMPANIES	13

INFORMATION AVAILABLE TO SHAREHOLDERS	13

NOTICES	14

CHEQUES, DRAFT AND NOTES	15

EXECUTION OF INSTRUMENTS	15

SIGNATURES	16

FINANCIAL YEAR	17

THE COMPANIES ACT

CAP 308 OF THE LAWS OF BARBADOS

GENERAL BY-LAW (NO. 1)

A by-law relating generally to the conduct of the affairs of:

PHARMASSET, LTD., (hereinafter called the “Company”)

BE IT ENACTED as the general by-law of the Company as follows:

1.	INTERPRETATION

1.1 In this by-law and all other by-laws of the Company, unless the context otherwise requires:

(a) “Act” means the Companies Act Chapter 308 of the Laws of Barbados as from time to time amended and every statute substituted therefor and, in the case of such substitution, any references in the by-laws of the Company to provisions of the Act shall be read as references to the substituted provisions therefor in the new statute or statutes;

(b) “Regulations” means any Regulations made under the Act, and every regulation substituted therefor and, in the case of such substitution, any references in the by-laws of the Company to provisions of the Regulations shall be read as references to the substituted provisions therefor in the new regulations;

(c) “By-Laws” means any by-law of the Company from time to time in force;

(d) all terms contained in the by-laws and defined in the Act or the Regulations shall have the meanings given to such terms in the Act or the Regulations; and

(e) the singular includes the plural and the plural includes the singular; the masculine gender includes the feminine and neuter genders; the word “person” includes bodies corporate, companies, partnerships, syndicates, trusts and any association of persons; and the word “individual” means a natural person.

2.	REGISTERED OFFICE

2.1 The registered office of the Company shall be in Barbados at such address as the directors may fix from time to time by resolution.

3.	SEAL

3.1 The common seal of the Company shall be such as the directors may by resolution from time to time adopt. The Company may have for its use anywhere outside of Barbados, an official seal, which shall be a facsimile of the common seal of the Company with the addition on its face of the name of every country, district or place where it is to be used.

4.	DIRECTORS

4.1 Powers: Subject to any unanimous shareholder agreement, the business and affairs of the Company shall be managed by the directors.

4.2 Number: There shall be not less than three and no more than ten directors.

4.3 Election: Directors shall be elected by the shareholders on a show of hands unless a ballot is demanded in which case such election shall be by ballot.

4.4 Tenure: Unless this tenure is sooner determined, a director shall hold office from the date on which he is elected or appointed until the close of the annual meeting of the shareholders next following but he shall be eligible for re-election if qualified.

4.4.1	A director shall cease to be a director:

(a)	if he becomes bankrupt or compounds with his creditors or is declared insolvent;

(b)	if he is found to be of unsound mind or

(c)	if by notice in writing to the Company he resigns his office and any such resignation shall be effective at the time it is sent to the Company or at the time specified in the notice whichever is later.

4.4.2 The shareholders of the Company may, by ordinary resolution passed at a special meeting of the shareholders, remove any director from office and a vacancy created by the removal of a director may be filled at the meeting of the shareholders at which the director is removed.

4.5 Committee of Directors: The directors may appoint from among their number a committee of directors and subject to section 80(2) of the Act may delegate to such committee any of the powers of the directors.

5.	BORROWING POWERS OF DIRECTORS

5.1 The directors may from time to time and pursuant to a resolution of the Board:

(a)	borrow money upon credit of the Company;

(b)	issue, reissue, sell or pledge debentures of the Company;

(c) subject to section 53 of the Act, give a guarantee on behalf of the Company to secure performance of an obligation of any person; and

(d) mortgage, charge, pledge or otherwise create a security interest in all or any property of the Company, owned or subsequently acquired, to secure an obligation of the Company.

5.2 The directors may from time to time by resolution delegate to any officer of the Company all or any of the powers conferred on the directors by paragraph 5.1 hereof to the full extent thereof or such lesser extent as the directors may in any such resolution provide.

5.3 The powers conferred by paragraph 5.1 hereof shall be in supplement of and not in substitution for any powers to borrow money for the purpose of the Company possessed by its directors or officers independently of a borrowing by-law.

5.4 None of the directors shall at any time borrow money from the Company and any action taken under this section 5 shall be duly authorized by the directors.

6.	MEETINGS OF DIRECTORS

6.1 Place of Meeting: Meetings of the directors and of any committee of the directors may be held within or outside Barbados.

6.2 Notice: A meeting of the directors may be convened at any time by any director or the Secretary, when directed or authorized by any director. Subject to subsection 76(l) of the Act the notice of any such meeting need not specify the purpose of or the business to be transacted at the meeting. Notice of any such meeting shall be served in the manner specified in paragraph 18.1 hereof not less than two days (exclusive of the day on which the notice is delivered or sent but inclusive of the day for which notice is given) before the meeting is to take place. A director may in any manner waive notice of a meeting of the directors and attendance of a director at a meeting of the directors shall constitute a waiver of notice of the meeting except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

6.2.1 It shall not be necessary to give notice of a meeting of the directors to a newly elected or appointed director for a meeting held immediately following the election of directors by the shareholders or the appointment to fill a vacancy among the directors.

6.3 Quorum: A quorum necessary for the transaction of business of directors shall be a number which constitutes a majority of the directors in office. A quorum may exercise all the powers of the directors. No business shall be transacted at a meeting of directors unless a quorum is present.

6.3.1 A director may, if all the directors consent, participate in a meeting of directors or of any committee of the directors by means of such telephone or other communications facilities as permit all persons participating in the meeting to hear each other and a director participating in such a meeting by such means is deemed to be present at that meeting.

6.4 Voting: Questions arising at any meeting of the directors shall be decided by a majority of votes. In case of an equality of votes the chairman of the meeting in addition to his original vote shall have a second or casting vote.

6.5 Resolution in lieu of meeting: Notwithstanding any of the foregoing provisions of this by-law a resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of the directors or any committee of the directors is as valid as if it had been passed at a meeting of the directors or any committee of the directors.

7.	REMUNERATION OF DIRECTORS

7.1 The remuneration to be paid to the directors shall be such as the directors may from time to time determine and such remuneration may be in addition to the salary paid to any officer or employee of the Company who is also a director. The directors may also award special remuneration to any director undertaking any special services on the Company’s behalf other than the routine work ordinarily required of a director and the confirmation of any such resolution or resolutions by the shareholders shall not be required. The directors shall also be entitled to be paid their travelling and other expenses properly incurred by them in connection with the affairs of the Company.

8.	SUBMISSION OF CONTRACTS OR TRANSACTIONS TO SHAREHOLDERS FOR APPROVAL

8.1 The shareholders of the Company shall not be liable in respect act contract and or transactions approved by them as all liabilities and obligations in respect of such acts contracts and or transactions shall be borne by the Company.

9.	PROTECTION OF DIRECTORS AND OFFICERS

9.1 No director or officer of the Company shall be liable to the Company for: -

(a)	the acts, receipts, neglects or defaults of any other director or officer or employee.

(b)	any loss, damage, or expense incurred by the Company through the insufficiency or deficiency of the title to any property acquired by the Company or for or on behalf of the Company;

(c)	the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Company shall be placed out or invested;

(d)	any loss or damage arising from the bankruptcy, insolvency or tortuous act of any person, including any person with whom any moneys, securities or effects shall be lodged or deposited;

(e)	any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Company;

(f)	any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto;

unless the same happens by or through his failure to exercise the powers and to discharge the duties of his office honestly and in good faith with a view to the best interests of the Company and in connection therewith to exercise the case, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

9.2 Nothing herein contained shall relieve a director or officer from the duty to act in accordance with the Act or regulations made thereunder or relieve him from liability for a breach thereof.

9.2.1 The directors for the time being of the Company shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name of or on behalf of the Company, except such as are submitted to and authorised or approved by the directors.

9.2.2 If any director or officer of the Company is employed by or performs services for the Company otherwise than as a director or officer or is a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Company, the fact of his being a shareholder, director or officer of the Company shall not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

10.	INDEMNITIES TO DIRECTORS AND OFFICERS

10.1 Subject to section 97 of the Act, except in respect of an action by or on behalf of the Company to obtain a judgment in its favour, the Company shall indemnify a director or officer of the

Company, a former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such company, if:

(a)	he acted honestly and in good faith with a view to the best interests of the Company; and

(b)	in the case of a criminal or administrative action or proceeding this is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Company shall also indemnify such person in such other circumstances as the Act permits or requires. Nothing in this By-Law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this By-Law.

10.2 Insurance. Subject to the Act, the Company may purchase and maintain insurance for the benefit of any person referred to in paragraph 10.1 against any liability incurred by him in his capacity as a Director or officer of the Company or of another body corporate where he acts or acted in that capacity at the Company’s request.

11.	OFFICERS

11.1 Appointment: The directors shall as often as may be required appoint a Secretary and, if deemed advisable, may as often as may be required appoint any of the following officers: a Chairman, a Deputy Chairman, a Managing Director, a President, one or more Vice-Presidents, a Treasurer, one or more Assistant Secretaries or one or more Assistant Treasurers. A director may be appointed to any office of the Company but none of the officers except the Chairman, the Deputy Chairman, the Managing Director and the President need be a director. Two or more of the aforesaid offices may be held by the same person. In case and whenever the same person holds the offices of Secretary and Treasurer he may but need not be known as the Secretary-Treasurer. The directors may from time to time appoint such other officers and agents as they deem necessary who shall have such authority and shall perform such duties as may from time to time be prescribed by the directors.

11.2 Remuneration: The remuneration of all officers appointed by the directors shall be determined from time to time by resolution of the directors. The fact that any officer or employee is a director or shareholder of the Company shall not disqualify him from receiving such remuneration as may be determined.

11.3 Powers and Duties: All officers shall sign such contracts, documents or instruments in writing as require their respective signatures and shall respectively have and perform all powers and duties incident to their respective offices and such other powers and duties respectively as may from time to time be assigned to them by the directors.

11.4 Delegation: In case of the absence or inability to act of any officer of the Company or for any other reason that the directors may deem sufficient the directors may delegate all or any of the powers of such officer to any other officer or to any director.

11.5 Chairman: A Chairman shall, when present, preside at all meetings of the directors, and any committee of the directors or the shareholders.

11.6 Deputy Chairman: If the Chairman is absent or is unable or refuses to act, the Deputy Chairman (if any) shall, when present, preside at all meetings of the directors, and any committee of the directors, or the shareholders.

11.7 Managing Director: A Managing Director shall exercise such powers and have such authority as may be delegated to him by the directors in accordance with the provisions of section 80 of the Act.

11.8 President: A President shall be the Chief Executive Officer of the Company. He shall be vested with and may exercise all the powers and shall perform all the duties of a Chairman and Deputy Chairman if none be appointed or if the Chairman and the Deputy Chairman are absent or are unable or refuse to act.

11.9 Vice-President: A Vice-President or, if more than one, the Vice-Presidents, shall be vested with such powers and shall perform such duties as the directors may prescribe.

11.10 Secretary: The Secretary shall give or cause to be given notices for all meetings of the directors, any committee of the directors and the shareholders when directed to do so and shall have charge of the minute books and seal of the Company and, subject to the provisions of paragraph 14.2 hereof, of the records (other than accounting records) referred to in section 170 of the Act.

11.11 Treasurer: Subject to the provisions of any resolutions of the directors, a Treasurer shall have the care and custody of all the funds and securities of the Company and shall deposit the same in the name of the Company in such bank or banks or with such other depository or depositories as the directors may direct. He shall keep or cause to be kept the accounting records referred to in section 172 of the Act. He may be required to give such bond for the faithful performance of his duties as the directors in their uncontrolled discretion may require but no director shall be liable for failure to require any such bond or for the insufficiency of any such bond or for any loss by reason of the failure of the Company to receive any indemnity thereby provided.

11.12 Assistant Secretary and Assistant Treasurer: The Assistant Secretary or, if more than one, the Assistant Secretaries in order of seniority, and the Assistant Treasurer or, if more than one, the Assistant Treasurers in order of seniority, shall respectively perform all the duties of the Secretary and the Treasurer, respectively, in the absence or inability or refusal to act of the Secretary and the Treasurer, as the case may be.

11.13 General Manager or Manager: The directors may from time to time appoint one or more General Managers or Managers and may delegate to him or them full power to manage and direct the business and affairs of the Company (except such matters and duties as by law must be transacted or performed by the directors or by the shareholders) and to employ and discharge agents and employees of the Company or may delegate to him or them any lesser authority. A General Manager or Manager shall conform to all lawful orders given to him by the directors of the Company and shall at all reasonable times give to the directors or any of them all information they may require regarding the affairs of the Company. Any agent or employee appointed by the General Manager or Manager may be discharged by the directors.

11.14 Vacancies: If the office of any officer of the Company becomes vacant by reason of death, resignation, disqualification or otherwise, the directors by resolution shall, in the case of the Secretary, and may, in the case of any other officer, appoint a person to fill such vacancy.

12.	SHAREHOLDERS’ MEETINGS

12.1 Annual Meeting: Subject to the provisions of section 105 of the Act, the annual meeting of the shareholders shall be held on such day in each year and at such time as the directors may by resolution determine at any place within or outside of Barbados.

12.2 Special Meetings: Special meetings of the shareholders may be convened by order of the Chairman, the Deputy Chairman, the Managing Director, the President, or by the directors at any date and time and at any place within Barbados or outside of Barbados.

12.2.1 The directors shall, on the requisition of the holders of not less than five percent of the issued shares of the Company that carry a right to vote at the meeting requisitioned, forthwith convene a meeting of shareholders, and in the case of such requisition the following provisions shall have effect: -

(1) The requisition must state the purposes of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more of the requisitionists.

(2) If the directors do not, within twenty-one days from the date of the requisition being so deposited, proceed to convene a meeting, the requisitionists or any of them may themselves convene the meeting, but any meeting so convened shall be held after three months from the date of such deposit.

(3) Unless subsection (3) of section 129 of the Act applies, the directors shall be deemed not to have duly convened the meeting if they do not give such notice as is required by the Act within fourteen days from the deposit of the requisition.

(4) Any meeting convened under this paragraph by the requisitionists shall be called as nearly as possible in the manner in which meetings are to be called pursuant to the by-laws and Divisions F. and P of Part 1 of the Act.

(5) A requisition by joint holders of shares must be signed by all such holders.

12.3 Notice. A printed, written or typewritten notice stating the day, hour and place of meeting shall be given by such notice on each shareholder entitled to vote at such meeting, on each director and on the auditor of the Company in the manner specified in paragraph 18.1 hereof, not less than twenty-one days or more than fifty days (in each case exclusive of the day for which the notice is delivered or sent and of the day for which notice is given) before the date of such meeting. Notice of a meeting at which special business is to be transacted shall state (a) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon, and (b) the text of any special resolution to be submitted to the meeting.

12.4 Waiver of Notice: A shareholder and any other person entitled to attend a meeting of shareholders may in any manner waive notice of a meeting of shareholders and attendance of any such person at a meeting of the shareholders shall constitute a waiver of notice of the meeting except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

12.5 Votes: Every question submitted to any meeting of shareholders shall be decided in the first instance by a show of hands unless a person entitled to vote at the meeting has demanded a ballot and, if the articles so provide, in the case of an equality of votes the Chairman of the meeting shall on a ballot have a casting vote in addition to any votes to which he may be otherwise entitled.

12.6 The holders of a majority in number of the total outstanding shares of the Company are entitled to vote at a meeting of shareholders, present in person or represented by proxy, and shall constitute a quorum of the shareholders for all purposes, unless the representation of a larger number of shares is required by law; provided that at any meeting of the shareholders at which the holders of a majority in number of the total outstanding shares of such class, present in person or represented by proxy, shall constitute a quorum of such class vote unless the representation of a larger number of shares is required by law. The affirmative vote of the holders of a majority of shares in the Company present in person or by proxy at a meeting of the shareholders shall constitute approval by the shareholders of the Company unless a larger number of shares shall be required by law; provided, however, that at any meeting of the shareholders at which the holders of any class of shares of the Company shall be entitled to vote separately as a class, the holders of a majority in the number of the shares of such class present in person or represented by proxy at the meeting shall constitute approval by such class for purposes of such class approval unless the approval of a larger number of shares of such class shall be required by law.

12.6.1 At any meeting unless a ballot is demanded, a declaration by the Chairman of the meeting that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact.

12.6.2 When the Chairman, the Deputy Chairman, the Managing Director, and the President are absent, the persons who are present and entitled to vote shall choose another director as Chairman of the meeting; but if no director is present or all the directors present decline to take the chair, the persons who are present and entitled to vote shall choose one of their number to be Chairman.

12.6.3 A ballot, either before or after any vote by a show of hands, may be demanded by any person entitled to vote at the meeting. If at any meeting, a ballot is demanded on the election of a Chairman or on the question of adjournment it shall be taken forthwith without adjournment. If at any meeting a ballot is demanded either on any other question or as to the election of directors, the vote shall be taken by ballot in such manner and either at once, later in the meeting or after the adjournment as the Chairman of the meeting directs. The result of a ballot shall be deemed to be the resolution of the meeting at which the ballot was demanded. A demand for a ballot may be withdrawn.

12.6.4 If two or more persons hold shares jointly, one of those holders present at a meeting of shareholders may, in the absence of the other, vote the shares; but if two or more of those persons who are present, in person or by proxy vote, they must vote as one on the shares jointly held by them.

12.7 Proxies: Votes at meetings of the shareholders may be given either personally or by proxy or, in the case of a shareholder who is a body corporate or association, by an individual authorised by a resolution of the directors or governing body of that body corporate or association to represent it at meetings of shareholders of the Company.

12.7.1 A proxy shall be executed by the shareholder or his attorney authorised in writing and is valid only at the meeting in respect of which it is given or any adjournment thereof.

12.7.2	A person appointed by proxy need not be a shareholder.

12.7.3 Subject to the provisions of Part V of the Regulations, a proxy may be in the following form or as near thereto as circumstances require or permit:

The undersigned shareholder of Pharmasset, Ltd. hereby appoints                                                       of                                                                      , or failing him,                                                                                                                        of                                               as the nominee of the undersigned to attend and act for the undersigned and on behalf of the undersigned at the meeting of the shareholders of the said Company to be held on                      day of                                  19         and at any adjournment or adjournments thereof in the same manner, to the same extent and with the same powers as if the undersigned were present at the said meeting or such adjournment or adjournments thereof.

DATED this                          day of                  19

Signature of shareholder

12.8 Adjournment. The Chairman of any meeting may with the consent of the meeting adjourn the same from time to time to a fixed time and place and no notice of such adjournment need be given to the shareholders unless the meeting is adjourned by one or more adjournments for an aggregate of thirty days or more in which case notice of the adjourned meeting shall be given as for an original meeting. Any business that might have been brought before or dealt with at the original meeting in accordance with the notice calling the same may be brought before or dealt with at any adjourned meeting for which no notice is required.

12.9	Quorum: Reference is made to paragraph 12.6 above.

12.10 Resolution in lieu of meeting: Notwithstanding any of the foregoing provisions of this by-law a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of the shareholders is, subject to section 128 of the Act, as valid as if it had been passed at a meeting of the shareholders.

13.	SHARES

13.1 Allotment and Issuance: Subject to the Act, the articles and any unanimous shareholder agreement, shares in the capital of the Company may be allotted and issued by resolution of the directors at such times and on such terms and conditions and to such persons or class of persons as the directors determine.

13.2 Certificate. Share certificates and the form of share transfer shall (subject to section 181 of the Act) be in such form as the directors may by resolution approve and such certificates shall be signed by a Director, the Chairman or a Deputy Chairman or a Managing Director or a President or a Vice-President and the Secretary or an Assistant Secretary holding office at the time of signing.

13.2.1 The directors or any agent designated by the directors may in their or his discretion direct the issuance of a new share or other such certificate in lieu of and upon cancellation of certificate that has been mutilated or in substitution for a certificate claimed to have been lost, destroyed or wrongfully taken, on payment of such reasonable fee and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the directors may from time to time prescribe, whether generally or in any particular case.

14.	TRANSFER OF SHARES AND DEBENTURES

14.1 Transfer: The shares of debentures of the Company may be transferred by a written instrument of transfer signed by the transferor and naming the transferee.

14.2 Registers: Registers of shares and debentures issued by the Company shall be kept at the registered office of the Company or at such other place in Barbados as may from time to time be designated by resolution of the directors.

14.3 Surrender of Certificates: Subject to section 179 of the Act, no transfer of shares or debentures shall be registered unless or until the certificate representing the shares or debentures to be transferred has been surrendered for cancellation.

14.4 Shareholders Indebted to the Company: If so provided in the articles, the Company has a lien on a share registered in the name of a shareholder or his personal representative for a debt of that shareholder to the Company. By way of enforcement of such lien the directors may refuse to permit the registration of a transfer of such share.

15.	DIVIDENDS

15.1 The directors may from time to time by resolution declare and the Company may pay dividends on the issued and outstanding shares in the capital of the Company subject to the provisions (if any) of the articles and sections 51 and 52 of the Act.

15.1.1 In case several persons are registered as the joint holders of any shares, any one of such persons may give effectual receipts for all dividends and payment on account of dividends.

16.	VOTING IN OTHER COMPANIES

16.1 All shares or debentures carrying voting rights in any other body corporate that are held from time to time by the Company may be voted at any and all meetings of shareholders, debenture holders (as the case may be) of such other body corporate and in such manner and by such person as the directors of the Company shall from time to time determine. The offices of the Company may for and on behalf of the Company from time to time: -

(a) execute and deliver proxies; and

(b) arrange for the issuance of voting certificates or other evidence of the right to vote; in such names as they may determine without the necessity of a resolution or other action by the directors.

17.	INFORMATION AVAILABLE TO SHAREHOLDERS

17.1 Except as provided by the Act, no shareholder shall be entitled to any information respecting any details or conduct of the Company’s business which in the opinion of the directors it would be inexpedient in the interests of the Company to communicate to the public.

17.2 The directors may from time to time, subject to rights conferred by the Act, determine whether and to what extent and at what time and place and under what conditions or regulations the documents, books and registers and accounting records of the Company or any of them shall be open to the inspection of shareholders and no shareholder shall have any right to inspect any document or book or register or accounting record of the Company except as conferred by statute or authorised by the directors or by a resolution of the shareholder.

18.	NOTICES

18.1 Method of giving notice: Any notice or other document required by the Act, the Regulations, the articles or the by-laws to be sent to any shareholder, debenture holder, director or auditor may be delivered personally or sent by prepaid mail or cable or telefax to any such person at his latest address as shown in the records of the Company or its transfer agent and to any such director at his latest address as shown in the records of the Company or in the latest notice filed under section 66 or 74 of the Act, and to the auditor at his business address.

18.2 Waiver of notice: Notice may be waived or the time for the notice may be waived or abridged at any time with the consent in writing of the person entitled thereto.

18.3 Undelivered notices: If a notice or document is sent to a shareholder or debenture holder by prepaid mail in accordance with this paragraph and the notice or document is returned on three consecutive occasions because the shareholder or debenture holder cannot be found, it shall not be necessary to send any further notices or documents to the shareholder or debenture holder until he informs the Company in writing of his new address.

18.4 Shares and debentures registered in more than one name: All notices or other documents with respect to any shares or debentures registered in more than one name shall be given to whichever of such persons is named first in the records of the Company and any notice or other document so given shall be sufficient notice or delivery to all the holders of such shares or debentures.

18.5 Persons becoming entitled by operation of law: Subject to section 184 of the Act, every person who by operation of law, transfer or by any other means whatsoever becomes entitled to any share is bound by every notice or other document in respect of such share that, previous to his name and address being entered in the records of the Company, is duly given to the person from whom he derives his titles to such share.

18.6 Deceased Shareholders: Subject to section 184 of the Act, any notice or other document delivered or sent by prepaid mail, cable or telefax or left at the address of any shareholder as the same appears in the records of the Company shall, notwithstanding that such shareholder is deceased, and whether or not the Company has notice of his death, be deemed to have been duly served in respect of the shares held by him (whether held solely or with any other person) until such other person is entered in his stead in the records of the Company as the holder or one of the holders thereof and such services shall for purposes be deemed a sufficient service of such notice or document on his personal representatives and on all persons, if any, interested with him in such shares.

18.7 Signature to notices: The signature of any director or officer of the Company to any notice or document to be given by the Company may be written, stamped, typewritten or printed or partly written, stamped typewritten or printed.

18.8 Computation of time: Where a notice extending over a number of days or other period is required under any provisions of the articles or the by-laws the day of sending the notice shall, unless it is otherwise provided, be counted in such number of days or other period.

18.9 Proof of service: Where a notice required under paragraph 18.1 hereof is delivered personally to the person to whom is it addressed or delivered to his address as mentioned in paragraph 18.1 hereof, service shall be deemed to be at the time of delivery of such notice.

18.9.1 Where such notice is sent by post, service of the notice shall be deemed to be effected forty-eight hours after posting if the notice was properly addressed and posted by prepaid mail.

18.9.2 Where the notice is sent by cable or telefax, service is deemed to be effected on the date on which the notice is sent.

18.9.3 A certificate of an officer of the Company in office at the time of the making of the certificate or of any transfer agent of shares of any class of the Company as to facts in relation to the delivery or sending of any notice shall be conclusive evidence of those facts.

19.	CHEQUES, DRAFT AND NOTES

19.1 All cheques, drafts or orders for the payment of money and all notes and acceptances and bills of exchange shall be signed by such officers or persons and in such manner as the directors may from time to time designate by resolution.

20.	EXECUTION OF INSTRUMENTS

20.1	Contracts, documents or instruments in writing requiring the signature of the Company may be signed by:

(a) a Director, a Chairman, a Deputy Chairman, a Managing Director, a President or a Vice-President together with the Secretary (or an Assistant Secretary) or the Treasurer (or an Assistant Treasurer); or

(b) any two directors

and all contracts, documents and instruments in writing so signed shall be binding upon the Company without any further authorization or formality. The directors shall have the power from time to time by resolution to appoint any officers or persons on behalf of the Company either to sign certificates for shares in the Company and contracts, documents and instruments in writing generally or to sign specific contracts, documents or instruments in writing.

20.1.1 The common or any facsimile seal of the Company may be affixed to contracts, documents and instruments in writing signed as aforesaid or by any officers or persons specified in paragraph 20.1 hereof.

20.1.2	Subject to section 134 of the Act:

(a) A Director, the Chairman, a Deputy Chairman, a Managing Director, a President or a Vice-President together with the Secretary or the Treasurer; or

(b) any two directors

shall have authority to sign and execute (under the seal of the Company or otherwise) all the instruments that may be necessary for the purpose of selling, assigning, transferring, exchanging, converting or conveying any such shares, stocks, bonds, debentures, rights, warrants or other securities.

21.	SIGNATURES

21.1 The signature of a Chairman, a Deputy Chairman, a Managing Director, a President, a Vice-President, the Secretary, the Treasurer, an Assistant Secretary or an Assistant Treasurer or any director of the Company or any officer or person, appointed pursuant to paragraph 20.1 hereof by resolution of the directors may, if specially authorised by resolution of the directors, be printed, engraved, lithographed or otherwise mechanically reproduced upon any certificate for shares in the Company or contract, document or instrument in writing, bond, debenture or other security of the Company executed or issued by or on behalf of the Company. Any document or instrument in writing on which the signature of any such officer or person is so reproduced shall be deemed to have been manually signed by such officer or person whose signature is so reproduced and shall be deemed to have been manually signed by such officer or person whose signature is so reproduced and shall be as valid to all intents and purposes as if such document or instrument in writing had been signed manually and notwithstanding that the officer or person whose signature is so reproduced has ceased to hold office at the date on which such document or instrument in writing is delivered or issued.

22.	FINANCIAL YEAR

22.1 The directors may from time to time by resolution establish the financial year of the company.

ENACTED this                                          day of                                         , 1999

/s/	/s/
Director	Secretary Corporate Services Limited

EXHIBIT D

Compliance with Law

1.	In February 1999, Pharmasset offered 580,000 shares of Series A Preferred Stock at $1 per share to 15 individuals (the “Offered Shares”). In February 1999 Pharmasset sold an aggregate of 149,500 of the Offered Shares at $1.00 per share paid in cash (the “Fully Paid Shares”). An aggregate of 430,500 of the Offered Shares (580,000 shares less the Fully Paid Shares) are payable as described on Exhibit B hereof. Four of the individuals that were offered Offered Shares were officers and directors of Pharmasset and were offered an aggregate of 408,000 shares of Series A Preferred Stock; an additional two individuals were co-founders of the Pharmasset. Since these offers (and issuances) may not have been made in compliance with applicable state and federal securities laws, Pharmasset may, subject to the advice of counsel, do a rescission offer in accordance with applicable state and federal securities laws, but does not anticipate any of such shareholders will rescind their investment in the Series A Preferred Stock.

2.	In May 1999, Pharmasset offered and sold an aggregate of 25,000 shares of Series A Preferred Stock at $1 per share to Mahmoud H. el Kouni payable as follows: (a) an aggregate of 18,000 shares as reimbursement to Dr. el Kouni for patent expenses pursuant to a certain License and Consulting Agreement entered into between Pharmasset and Dr. el Kouni, et al., and (b) an aggregate of 7,000 shares paid in cash. Since these issuances may not have been made in compliance with applicable state and federal securities laws, Pharmasset may, subject to the advice of counsel, do a rescission offer in accordance with applicable state and federal securities laws, but does not anticipate Dr. el Kouni will decide to rescind his investment in the Series A Preferred Stock.

EXHIBIT E

Unaudited Balance Sheet

Pharmasset, Ltd.

Consolidated Financial Statements

October 31, 1999- Unaudited

(In Thousands)

BALANCE SHEET

10 Months Ended October 31, 1999

ASSETS
Cash & cash equivalents	$5,644
Other	128
Total Current Assets	$5,772

Leasehold improvements and equip.	948
Patents, net	58
Start up costs, net	134
Deposits	23
Miscellaneous	10
1,173
Total Assets	$6,945

LIABILITIES & EQUITY
Compensation payable	$59
Accounts payable	0
Accrued Expenses	0
Total Current Liabilities	$59
Deferred Revenue	100

Total Liabilities	$159
Shareholders Equity
Series A Preferred	3,105
Series B Preferred	3,935
Common stock	206
Capital stock expense	(54)
Retained earnings prior year	(238)
Retained earnings current year	(168)

Total shareholders equity	6,786
Total Liabilities & Equity	$6,945

Pharmasset- Highly Confidential